Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Gerald M. Czarnecki
Aftersoft Group, Inc.
Phone: 561-306-1492
email:gmc@02mediainc.com

Aftersoft Group, Inc. Business Realignment

NEW YORK--(PRNewswire)—January 21, 2010 — Aftersoft Group, Inc. (OTCBB: ASFG), a major supplier of Business and ERP supply chain management solutions to automotive parts and tire, distributors, jobbers, retailers, and installers announced today that it has completed a realignment of its business units.

The realignment results in the company’s US division, Aftersoft Network, N.A., reporting into Mike Jamieson, General Manager of MAM, Inc.  As part of the realignment, Aftersoft announced that its CEO Ian Warwick and COO Simon Chadwick, had resigned from the company, effective January 31, 2010.

Commented Gerry Czarnecki, Chairman of the Board: “The progress made in the US over the past several years enables us to take the action we are announcing today.  Now that the US organization is beginning to show a profit, we are able to consolidate the operation of the US and UK businesses under a single management team and further consolidate our activities as a means toward further profit improvement.”  Continued Czarnecki: “I thank Ian Warwick and Simon Chadwick for their tireless efforts in getting these businesses where they are today.  Without their efforts these past several years, this might not have become a reality.”

Commented Ian Warwick: “I feel privileged to have led ADNW and now Aftersoft beyond its legacy issues and to have brought the company into a position going forward that makes this realignment possible.”

Separately, the company announced that Mike Jamieson had been appointed Interim CEO of Aftersoft Group, Inc. and would be nominated to the company’s board to stand for election at its upcoming Annual Meeting, which has been set for April 21, 2010.

About Aftersoft Group, Inc.
Aftersoft Group, Inc. (OTC Bulletin Board: ASFG.OB) is a supplier of ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. Aftersoft Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit www.aftersoftgroup.com.

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in filings with the Securities and Exchange Commission (SEC).